SCHEDULE A to the

FIDELITY MANAGED RETIREMENT FUNDS EXPENSE CONTRACT

Fidelity Managed Retirement Income Fund

Fidelity Managed Retirement 2005 Fund

Fidelity Managed Retirement 2010 Fund

Fidelity Managed Retirement 2015 Fund

Fidelity Managed Retirement 2020 Fund

Fidelity Managed Retirement 2025 Fund

Fidelity Managed Retirement 2030 Fund
Fidelity Managed Retirement 2035 Fund

Years to Horizon Date*	Class K6, Class Z6 Annualized Rate (bp)
13	28
12	28
11	28
10	28
9	28
8	28
7	28
6	28
5	28
4	28
3	28
2	27
1	27
0	27
(1)	27
(2)	27
(3)	27
(4)	27
(5)	27
(6)	26
(7)	26
(8)	26
(9)	26
(10)	26
(11)	26
(12)	26
(13)	25
(14)	25
(15)	25
Thereafter (including investments in Fidelity Managed Retirement Income Fund)	25

* “Years to Horizon Date” will be determined on the first day of the Fund’s then-current fiscal year and the corresponding annual rate will apply through the last day of that fiscal year. Years 9 to 11 only apply to Managed Retirement 2030 Fund. Years 12 to 13 only apply to Managed Retirement 2035 Fund.

FIDELITY INCOME FUND
on behalf of each Fidelity Managed Retirement Fund

By	/s/Laura M. Del Prato
Laura M. Del Prato President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

By	/s/Christopher J. Rimmer
Christopher J. Rimmer Treasurer